EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143179, 333-149973, 333-158224, 333-165493 and 333-173851 on Form S-8 and Registration Statement Nos. 333-163811, 333-173856 and 333-188492 on Form S-3 and Form S-3/A of our report dated March 11, 2014, relating to the consolidated financial statements of U.S. Auto Parts Network, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the fiscal year ended December 28, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, CA
March 11, 2014